Exhibit 99.1

GASTAR EXPLORATION ANNOUNCES SENIOR

SECURED NOTES OFFERING

HOUSTON, TX, November 9, 2007 – Gastar Exploration Ltd. (AMEX: GST and TSX: YGA) today announced that its wholly owned subsidiary, Gastar Exploration USA, Inc., is offering $100 million of new senior secured notes due 2012 (the “Notes”). The net proceeds of the offering will be used to repay existing indebtedness and for general corporate purposes.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state laws.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

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